Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-184377, 333-128310, 333-114810 and 333-90338) on Form S-3 and the Registration Statements (Nos. 333-143420, 333-53224 and 333-201470) on Form S-8 of Immunomedics, Inc. of our reports dated August 22, 2013, except for Note 14 and the disclosure in Note 10 with respect to the UCB agreement as filed in Immunomedics, Inc.’s Form 10-K/A filed on March 18, 2014, as to which the date is March 18, 2014, with respect to the consolidated financial statements of Immunomedics, Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2015.

/s/ Ernst & Young LLP

Iselin, New Jersey

August 19, 2015